Exhibit 99.1
PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	October 30, 2008
(804) 788-1824

MASSEY ENERGY REPORTS THIRD QUARTER
OPERATING RESULTS

Third Quarter Highlights

•	Net income increased 152 percent to $54.0 million or $0.64 per diluted share
•	Net income excluding special charges increased 237 percent to $72.2 million
•	Produced coal revenue increased 28 percent to $666.4 million
•	Produced coal tons increased by 8 percent
•	Operating cash margin per ton increased 111 percent
•	Adjusted EBITDA increased 81 percent to $173.6 million
•	Financing transactions provided $610 million in additional liquidity

Richmond, Virginia, October 30, 2008 - Massey Energy Company (NYSE: MEE) today reported net income of $54.0 million or $0.64 per diluted share for the third quarter of 2008.  These results compare to net income of $21.4 million or $0.27 per diluted share in the third quarter of 2007.  Adjusted EBITDA for the third quarter was $173.6 million compared to $96.2 million in the same period a year ago.  The year-over-year improvement was achieved as produced coal revenue increased by 28 percent to $666.4 million in the quarter driven by a 133 percent increase in favorably priced export shipments and a 25 percent increase in metallurgical coal shipments.  Produced tons sold in the quarter remained level with last year’s third quarter at 10.3 million. The increased shipment levels of export and metallurgical coal, along with higher contracted sales prices, resulted in average produced coal revenue per ton of $64.59, up 27 percent compared to the third quarter of last year.

Commenting on the Company’s third quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We are extremely pleased to have increased production by 8 percent in a difficult environment.  Further, as revenue per ton has increased, we have worked very hard to control costs.  This positive combination enabled us to more than double our operating cash margin per ton and increase adjusted EBITDA by more than 80 percent compared to the third quarter of last year.  We believe the year-over-year improvement is an indication of the increasing earnings power and value of our Company and we expect the next several quarters to be even stronger.”

The reported net income for the third quarter was negatively impacted by the following pre-tax special charges:  $15.2 million related to the Company’s tender for and redemption of $313 million of its 6.625% senior notes due 2010 ($6.1 million of which was non-cash interest expense), $5.8 million related to the Wheeling Pitt litigation, and $6.5 million impairment on an investment in the Reserve Primary Fund money market fund (“Primary Fund”).  Massey’s net income excluding special charges for the third quarter was $72.2 million or $0.86 per diluted share.

Massey’s third quarter operating cash margin per ton of $15.82 represented an increase of 111 percent compared to the operating cash margin per ton of $7.49 reported in the third quarter of 2007.  The increased cash margin was achieved as revenue per ton increased by 27 percent and cost increases were held to a more moderate 13 percent.  Average cash cost per ton for the third quarter was $48.77 compared to $43.26 in the third quarter of 2007.  The increase was due to higher sales related costs on the higher realized prices and higher labor and diesel fuel costs which more than offset lower SG&A resulting from reduced stock-based compensation accruals.

For the first nine months of 2008, Massey generated produced coal revenue of $1.92 billion and recorded net income of $2.6 million or $0.03 per diluted share.  These results included second and third quarter pre-tax charges of $245.3 million and $5.8 million, respectively, related to the ongoing litigation with Wheeling-Pittsburgh Steel Company (“WP litigation charge” - see note 2) and the third quarter special charges related to our refinancing and the loss on short term investments.  Net income excluding special charges for the first nine months of 2008 was $204.6 million or $2.49 per diluted share.  This compared to $1.56 billion in produced coal revenue and $89.0 million in net income or $1.10 per diluted share in the first nine months of 2007.  Adjusted EBITDA of $501.9 million in the first nine months of 2008 was up 50 percent compared to EBITDA of $334.3 million in the first nine months of 2007.  For a reconciliation of non-GAAP measures see the notes to the accompanying financial tables.

3rd Quarter Comparative Statistics
	3rd Qtr. 2008	2nd Qtr. 2008	3rd Qtr. 2007

Produced tons	10.4	10.5	9.6
Produced tons sold (millions)	10.3	10.8	10.3
Produced coal revenue ($ millions)	$666.4	$710.3	$521.9
Produced coal revenue per ton	$64.59	$65.78	$50.75
Average cash cost per ton	$48.77	$49.84	$43.26
Adjusted EBITDA ($ millions)	$173.6	$199.0	$96.2

First Nine Months Comparative Statistics

	2008	2007

Produced tons	30.9	30.3
Produced tons sold (millions)	30.8	30.3
Produced coal revenue ($ millions)	$1,920.0	$1,557.8
Produced coal revenue per ton	$62.43	$51.46
Average cash cost per ton	$48.16	$42.77
Adjusted EBITDA ($ millions)	$501.9	$334.3

Expansion Update

As planned, Massey’s expansion work intensified in the third quarter.  Massey’s Mammoth resource group opened one new mine and continued construction on another mine, which is scheduled to begin production in the fourth quarter.  Mammoth also installed a direct coal system enabling it to receive coal from other Massey mines, mix and blend metallurgical and steam products, and ship the coal on the Norfolk Southern railway or via barge on the Kanawha River.   In addition, Mammoth completed a 12 mile belt system that will allow all coal produced at Mammoth to be transported directly to the processing plant on belts, eliminating the need for 360 daily truckloads of raw coal on public highways and saving an estimated $10.0 million per year.

Massey’s Green Valley resource group opened a new mine in the Sewell seam during the third quarter, which is currently producing high quality metallurgical and industrial coal.  Green Valley is also currently evaluating plans to begin mining at the recently acquired Mountaineer #2 mine.

Additional notable expansion efforts include the start-up of the Hess Creek surface mine at the Knox Creek resource group and the Tate Run surface mine at the Nicholas Energy resource group, and the deployment of additional excavators, dozers, loaders and trucks at the Progress Energy and Edwight resource groups.

In the 12 months since Massey announced its expansion plans, the Company has opened 15 new mines and added 7 new underground miner sections at existing mines.  The Company has also deployed 6 new large excavators and support equipment as well as 3 new highwall miners at its surface operations.  In all, Massey has expanded production at 9 of its existing resource groups, started up the new Inman resource group and provided employment for nearly 900 additional miners.  The Company also recently broke ground on yet another new resource group called Coalgood on the CSX railroad in Harlan County, Kentucky.

Coal Market Overview

Market prices for Massey’s products were strong in the third quarter.

•
Eastern U.S. steam coal prices remained significantly higher during the third quarter of 2008 as compared to the third quarter of 2007.  Prices declined modestly, however, compared to the end of the second quarter of 2008.  Pricing for prompt delivery NYMEX spec coal was approximately $121.00 on September 30, 2008, an increase of 178 percent compared to the end of the third quarter of 2007, but down 14 percent compared to June 30, 2008.

•	Prices for high quality metallurgical coals remained in excess of $300 FOBT in the third quarter.
•
Global economic uncertainty has caused the volume of coal transactions to decline in recent weeks.  Because of the very small number of trades being conducted, it is difficult to gauge the coal pricing environment and the true underlying demand for coal.

•
We are unable to forecast with any level of certainty the impact the financial crisis and any recession might have on coal prices going forward.  Massey is very well positioned, however, in terms of its balance sheet, its market position, and its operating performance to take advantage of either weak or strong coal market conditions and to increase shareholder value.

Massey does believe the demand for Central Appalachian coal is more stable than the supply for the foreseeable future due to the following factors:

•
Total Central Appalachian coal production is constrained by increasing regulatory requirements and activity, depletion of reserves, a tight labor market and high capital costs for equipment and development.

•
Coal burn at utilities in the southeastern United States was down 5.3 percent through the first 9 months of the year due in large part to mild summer temperatures.  Utility receipts of coal, however, were down 11.2 percent.  As a result, coal stock piles in terms of days of burn are down 29.3 percent compared to the same period last year and this trend has to be reversed.

•
The quality of Central Appalachia coal allows it to enjoy significant market diversity and its proximity to sea ports makes it a highly desirable source of energy to fill the growing demand in the Atlantic Basin.

•
Steam coal export volumes by U.S producers have continued to be strong as rapidly growing Asian energy demands have impacted the supply and demand balance for steam coal in the Atlantic Basin.  Total steam coal exports are up 61.8 percent through the first 8 months of the year.  The greatest increase in steam coal exports has come from the Southeast Atlantic ports consisting almost exclusively of Central Appalachia coal.

•
Economic expansion in the world’s largest developing countries continues.  In the longer term, the economic development is driving higher demand for steel, significantly increasing the global demand for metallurgical coal produced in Central Appalachia.

•	Total U.S. exports of metallurgical coal have increased 30.5 percent year-to-date with over half of the exports being shipped through Southeast Atlantic ports.
•	Vertical integration by steel producers has and will likely continue to drive consolidation within global metallurgical coal production and could result in additional supply constraints.

Guidance and Commitments

The Company projects produced coal shipments for the full year 2008 will be approximately 41.5 million tons, with average produced coal realization between $64.00 and $65.00 per ton.  Excluding the WP litigation charges incurred during the year, average cash cost per ton in 2008 is expected to be between $48.00 and $49.50.  Other income is expected to be between $50 and $75 million.

For 2009, Massey expects produced coal shipments to be in the range of 46 to 48 million tons, 11 to 13 million tons of which will be of metallurgical quality.  For the total tons shipped, the average price is expected to be in the range of $78.00 to $82.00 per ton.  The Company currently has approximately 5 million unsold or unpriced tons for 2009, substantially all of which are of metallurgical quality.  Average cash cost per ton for 2009 is expected to be in the range of $48.00 to $54.00.

Based on current coal market conditions and the Company’s expansion plans, Massey expects to ship approximately 50 million tons in 2010, 14 million tons of which are expected to be of metallurgical quality.  The Company has approximately 30 million unsold or unpriced tons for 2010, of which approximately 12 million tons are of metallurgical quality. Current expectations are that 2010 average price realization will be in the range of $90.00 to $130.00 per ton.

Changes to Company issued guidance are summarized below:

	2008		2009		2010
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	41.5 to 43.0	Approx. 41.5	46.0 to 48.0	46.0 to 48.0	50.0	50.0
Average Price/Ton	$65 to $66	$64 to $65	$84.00 to $92.00	$78.00 to $82.00	$115.00 to $132.00	$90.00 to $130.00
Cash Cost/Ton	$47.00 to $50.00	$48.00 to $49.50	$52.00 to $60.00	$48.00 to $54.00	--	--
CAPEX (approx)	$650	$650 to $700	--	$500	--	--
Other Income	$20 to $100	$50 to $75	--	$0 - $100	--	--

Liquidity and Capital Resources

During the third quarter Massey completed major financing transactions that served to improve the Company’s already strong balance sheet and add significant liquidity.  In concurrent public offerings, Massey sold 4.4 million shares of Company stock and issued $690 million in convertible notes.  The proceeds totaled $959 million excluding broker fees.  A portion of the proceeds was used to repurchase $313 million in aggregate principal amount, or approximately 93.5% of its 6.625% senior notes due 2010.

Massey ended the month of September 2008 with $666.3 million in cash and cash equivalents compared to $351.9 million at June 30, 2008, and a $211.4 million investment in the Reserve Primary Fund, which is classified as Short-term investments.   The Company also had $101.2 million available on its asset-based revolving credit facility at September 30, 2008. The cost of the investment in the Primary Fund was $217.9 million.  In mid-September, the net asset value of the Primary Fund decreased below $1 per share as a result of the Primary Fund’s valuing at zero its holdings of debt securities issued by Lehman Brothers Holdings, Inc., which filed for bankruptcy on September 15, 2008.  Accordingly, the Company recorded a $6.5 million impairment to recognize our pro rata share of the estimated loss in this investment in Loss on short-term investment.  Massey expects distributions will occur as the Primary Fund’s assets mature or are sold.  Based on information received from the Primary Fund, the Company expects to receive approximately $102 million in the initial distribution this week.

Total debt at September 30, 2008 was $1,484.9 million compared to $1,104.6 million at December 31, 2007.  Massey's total debt-to-book capitalization ratio declined to 58.3 percent at September 30, 2008 compared to 58.5 percent at December 31, 2007.

After deducting available cash and short term investments of $877.7 million and restricted cash of $96.0 million, which supports letters of credit and other obligations, net debt totaled $511.2 million. Total net debt-to-book capitalization declined to 32.5 percent at September 30, 2008 compared to 45.1 percent at December 31, 2007.

As a result of the continuing expansion efforts, capital expenditures increased to $230.3 million in the third quarter of 2008 compared to $60.1 million in the third quarter of 2007.   The expansion work is scheduled to continue at an accelerated rate through the fourth quarter of the year.  Full year 2008 capital expenditures will be in the range of $650 million to $700 million.

Depreciation, depletion and amortization (DD&A) was $65.2 million in the third quarter of 2008 compared to $60.9 million in the third quarter of 2007.   DD&A is expected to be in the range of $255 million to $260 million for the full year 2008.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the second quarter results and operations on Friday, October 31, 2008, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through November 30, 2008.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others:  worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the cost and availability of surety bonds; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; and environmental concerns related to coal mining and combustion.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008, and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues
Produced coal revenue	$666.4	$521.9	$1,920.0	$1,557.8
Freight and handling revenue	81.1	38.4	229.6	122.1
Purchased coal revenue	4.5	25.9	22.0	82.5
Other revenue	11.3	17.2	63.2	66.2
Total revenues	763.3	603.4	2,234.8	1,828.6

Costs and expenses
Cost of produced coal revenue	500.4	432.4	1,418.3	1,243.9
Freight and handling costs	81.1	38.4	229.6	122.1
Cost of purchased coal revenue	4.3	22.1	19.8	71.5
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	64.4	60.1	185.2	180.9
Selling, general and administrative	0.8	0.8	2.6	2.4
Selling, general and administrative	2.8	12.5	62.8	50.8
Other expense	1.1	1.8	2.4	6.0
Litigation charge	5.8	-	251.1	-
Loss on refinancing	9.1	-	9.1
Total costs and expenses	669.8	568.1	2,180.9	1,677.6

Income before interest and taxes	93.5	35.3	53.9	151.0
Interest income	4.7	6.6	13.5	18.8
Interest expense	(26.9)	(21.4)	(68.7)	(64.5)
Loss on short-term investment	(6.5)	-	(6.5)	-
Income (loss) before taxes	64.8	20.5	(7.8)	105.3
Income tax (expense) benefit	(10.8)	0.9	10.4	(16.3)

Net income	$54.0	$21.4	$2.6	$89.0

Net income per share
Basic	$0.65	$0.27	$0.03	$1.11
Diluted	$0.64	$0.27	$0.03	$1.10

Shares used to calculate net income per share
Basic	82.6	80.0	80.9	80.4
Diluted	84.0	80.5	82.1	80.9

EBIT	$93.5	$35.3	$53.9	$151.0
EBITDA	$158.7	$96.2	$241.7	$334.3
Adjusted EBITDA (see Note 6)	$173.6	$96.2	$501.9	$334.3

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Produced tons sold:
Utility	6.7	7.2	19.9	20.9
Metallurgical	2.5	2.0	7.8	6.5
Industrial	1.1	1.1	3.1	2.9
Total produced tons sold	10.3	10.3	30.8	30.3

Total tons produced	10.4	9.6	30.9	30.3

Produced coal revenue per ton sold
Utility	$51.90	$45.27	$49.07	$45.04
Metallurgical	$97.47	$71.19	$97.25	$72.40
Industrial	$65.89	$49.58	$60.41	$50.95
Produced coal revenue per ton sold	$64.59	$50.75	$62.43	$51.46

Average cash cost per ton	$48.77	$43.26	$48.16	$42.77

Capital expenditures	$230.3	$60.1	$532.0	$196.8
Number of employees	6,196	5,332	6,196	5,332

	September 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$666.3	$365.2
Short-term investment	211.4	-
Trade and other accounts receivable	279.8	156.6
Inventories	201.9	183.4
Other current assets	164.2	182.2
Net property, plant and equipment	2,175.7	1,793.9
Other noncurrent assets	187.1	179.4

Total assets	$3,886.4	$2,860.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.9	$1.9
Other current liabilities	724.7	366.0
Long-term debt	1,483.0	1,102.7
Other noncurrent liabilities	614.7	606.1
Total liabilities	2,824.3	2,076.7

Total stockholders' equity	1,062.1	784.0

Total liabilities and stockholders' equity	$3,886.4	$2,860.7

Note 1:  The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and nine months ended September 30, 2008 and 2007, as such inclusion would result in antidilution.

Note 2:  Litigation charge shown in Costs and expenses for the three and nine months ended September 30, 2008, relates to an accrual intially recorded in the second quarter of 2008 in the amount of $245.3 million (pretax) for a specific legal action.  An additional charge of $5.8 million (pretax) for interest was recorded in the third quarter of 2008.  On May 22, 2008, the WV Supreme Court decided not to hear an appeal of the verdicts against us or our subsidiary Central West Virginia Energy Company (“CWVE”) that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). The WV Supreme Court has extended its stay of the underlying verdict until the United States Supreme Court rules on the matter. During such time the $50 million bond previously posted by us will remain in place. Though we believe our petition to the United States Supreme Court has merit, we recognize that few cases are accepted for review. As discussed above, in the third quarter of 2008, we increased our legal accrual for this case by $5.8 million for a total accrual of $268.4 million, including interest, recorded in Other current liabilities. We will continue to accrue for post-judgment interest on the net award of $239.4 million (which includes pre-judgment interest, offset by our counterclaim award) at the West Virginia statutory rate of 9.75%, which will be recorded in Litigation charge. If we are not successful in our petition to the United States Supreme Court, we believe that cash on hand, cash generated from operations and our borrowing capacity will be sufficient to fund the ultimate settlement of the award.

Note 3:  Loss on refinancing shown in Costs and expenses for the three and nine months ended September 30, 2008, relates to the fees incurred for the tender offer on our 6.625% senior notes due 2010 ("6.625% Notes").  On August 19, 2008, we settled with holders of $311.5 million of the $335 million outstanding of 6.625% Notes, representing approximately 93.0% of the outstanding 6.625% Notes, who tendered their 6.625% Notes pursuant to our consent solicitation and tender offer for the 6.625% Notes. The total consideration for these 6.625% Notes was $1,026.57 per $1,000 principal amount of the 6.625% Notes. The total consideration included a consent payment of $25 per $1,000 principal amount of the 6.625% Notes.  As a result of the consents and the acceptance of the early tender offer of approximately 93.0% of the outstanding 6.625% Notes, we received the requisite consents to execute a supplemental indenture relating to the 6.625% Notes, which eliminated substantially all of the restrictive covenants in the 6.625% Notes’ indenture. On September 3, 2008, we settled with holders of an additional $1.6 million of the $335 million outstanding of the 6.625% Notes, who tendered their 6.625% Notes after the consent solicitation deadline. The total consideration for these 6.625% Notes was $1,001.57 per $1,000 principal amount of the 6.625% Notes.

Note 4:  Loss on short-term investment reflects an impairment of our investment in the Reserve Primary Fund money market fund (a money market fund that has suspended redemptions and is being liquidated). At September 30, 2008, the cost of our investment in the Primary Fund was $217.9 million.  In mid-September, the net asset value of the Primary Fund decreased below $1 per share as a result of the Primary Fund’s valuing at zero its holdings of debt securities issued by Lehman Brothers Holdings, Inc., which filed for bankruptcy on September 15, 2008.  Given that the Primary Fund is in liquidation, we believe that other than temporary impairment is evident. Based on our assessment of the Primary Fund’s net asset value, the planned disbursement schedule of the Primary Fund’s cash, and the underlying securities held by the Primary Fund, we have determined that the approximate fair value of our investment was $211.4 million, which represents the investment at 97% of its cost. We have recorded a loss of $6.5 million which represents the difference between cost and estimated fair value.

Note 5:  "Net income excluding special charges" is defined as Net income before the Wheeling Pittsburgh legal reserve increase (see Note 2), Loss on refinancing (see Note 3), expenses recorded in Interest expense related to the refinancing described in Note 3 and Loss on short-term investment (see Note 4) (which we consider significant charges that are not related to our ongoing, underlying business and which distorts comparability of results).  Although Net income excluding special charges is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating Massey because it provides a picture of our results that is comparable among periods since it excludes the impact of charges which are non-recurring and distorts comparisons between periods.  Net income excluding special charges does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Net income excluding special charges is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Net income to Net income excluding special charges and the related per diluted share amounts.

	Three months ended September 30,				Nine months ended September 30,
	2008	Per Share	2007	Per Share	2008	Per Share	2007	Per Share
Net income	$54.0	$0.64	$21.4	$0.27	$2.6	$0.03	$89.0	$1.10
Plus: Litigation charge, net of tax	4.4	0.05	-	-	188.2	2.29	-	-
Plus: Loss on refinancing, net of tax	5.8	0.07	-	-	5.8	0.07	-	-
Plus: Interest expense, net of tax (related to refinancing)	3.9	0.05	-	-	3.9	0.05	-	-
Plus: Loss on short-term investment, net of tax	4.1	0.05	-	-	4.1	0.05	-	-
Net income excluding special charges	$72.2	$0.86	$21.4	$0.27	$204.6	$2.49	$89.0	$1.10

Note 6:  EBIT is defined as Income before interest and taxes. EBITDA is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Adjusted EBITDA is defined as EBITDA before the Wheeling Pittsburgh legal reserve increase (see Note 2) and Loss on refinancing (see Note 3) (which we consider significant charges that are not related to our ongoing, underlying business and which distorts comparability of results).  Although neither EBIT, EBITDA nor Adjusted EBITDA are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT, EBITDA nor Adjusted EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitue for measures of performance calculated in accordance with GAAP.  In addition, because neither EBIT, EBITDA nor Adjusted EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly  titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$54.0	$21.4	$2.6	$89.0
Plus: Income tax expense (benefit)	10.8	(0.9)	(10.4)	16.3
Plus: Net interest expense and loss on short-term investment	28.7	14.8	61.7	45.7
EBIT	93.5	35.3	53.9	151.0
Plus: Depreciation, depletion and amortization	65.2	60.9	187.8	183.3
EBITDA	158.7	96.2	241.7	334.3
Plus: Litigation charge	5.8	-	251.1	-
Plus: Loss on refinancing	9.1	-	9.1	-
Adjusted EBITDA	$173.6	$96.2	$501.9	$334.3

Three Months Ended
June 30,
2008
Net loss	$(93.3)
Less: Income tax benefit	(32.5)
Plus: Net interest expense and loss on short-term investment	17.2
EBIT	(108.6)
Plus: Depreciation, depletion and amortization	62.3
EBITDA	(46.3)
Plus: Litigation charge	245.3
Plus: Loss on refinancing	-
Adjusted EBITDA	$199.0

Note 7:  Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Total costs and expenses	$669.8		$568.1		$2,180.9		$1,677.6
Less: Freight and handling costs	81.1		38.4		229.6		122.1
Less: Cost of purchased coal revenue	4.3		22.1		19.8		71.5
Less: Depreciation, depletion and amortization	65.2		60.9		187.8		183.3
Less: Other expense	1.1		1.8		2.4		6.0
Less: Litigation charge	5.8		-		251.1		-
Less: Loss on refinancing	9.1		-		9.1		-
Average cash cost	$503.2	$48.77	$444.9	$43.26	$1,481.1	$48.16	$1,294.7	$42.77

	Three Months Ended
	June 30,
	2008
	$	per ton
Total costs and expenses	$935.4
Less: Freight and handling costs	83.4
Less: Cost of purchased coal revenue	5.6
Less: Depreciation, depletion and amortization	62.3
Less: Other expense	0.6
Less: Litigation charge	245.3
Less: Loss on refinancing	-
Average cash cost	$538.2	$49.84

Note 8:  The Company's debt is comprised of the following:

	September 30,	December 31,
	2008	2007
6.875% senior notes due 2013, net of discount	$755.9	$755.4
3.25% convertible senior notes due 2015	690.0	-
6.625% senior notes due 2010	21.9	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.1	0.7
Capital lease obligations	7.4	8.9
Fair value hedge adjustment	-	(5.0)
Total debt	1,484.9	1,104.6
Less: short-term debt	1.9	1.9
Total long-term debt	$1,483.0	$1,102.7

Note 9:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt.

	September 30,	December 31,
	2008	2007
Long-term debt	$1,483.0	$1,102.7
Plus: Short-term debt	1.9	1.9
Less: Cash and cash equivalents	666.3	365.2
Less: Short-term investment	211.4	-
Less: Restricted cash	96.0	96.0
Net debt	$511.2	$643.4

Note 10:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 9) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30,	December 31,
	2008	2007
Long-term debt	$1,483.0	$1,102.7
Plus: Short-term debt	1.9	1.9
Total debt (numerator)	1,484.9	1,104.6

Plus: Total stockholders' equity	1,062.1	784.0
Book capitalization (denominator)	$2,547.0	$1,888.6

Total debt-to-book capitalization ratio	58.3%	58.5%

Net debt (from Note 9) (numerator)	511.2	643.4
Plus: Total stockholders' equity	1,062.1	784.0
Adjusted book capitalization (denominator)	$1,573.3	$1,427.4

Total net debt-to-book capitalization ratio	32.5%	45.1%

Note 11:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 7).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended
	September 30, 2008		September 30, 2007
	$	Per ton	$	Per ton
Produced coal revenue	$666.4	$64.59	$521.9	$50.75
Less: Average cash cost (from Note 7)	503.2	48.77	444.9	43.26
Operating cash margin	$163.2	$15.82	$77.0	$7.49

Note 12:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Other revenue	$11.3	$17.2	$63.2	$66.2
Plus: Purchased coal revenue	4.5	25.9	22.0	82.5
Less: Cost of purchased coal revenue	4.3	22.1	19.8	71.5
Less: Other expense	1.1	1.8	2.4	6.0
Other income	$10.4	$19.2	$63.0	$71.2